UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

          Pursuant to Section 13 or 15(d) of the Exchange Act of 1934

        Date of Report (Date of earliest event reported) July 17, 2000



                       SIMMONS FIRST NATIONAL CORPORATION
             (Exact name of registrant as specified in its charter)



            Arkansas                  0-6253                   71-0407808
(State or other jurisdiction of     (Commission             (I.R.S. employer
incorporation or organization)      file number)            identification No.)




 501 Main Street, Pine Bluff, Arkansas                             71601
(Address of principal executive offices)                         (Zip Code)



                                 (870)541-1000
              (Registrant's telephone number, including area code)

ITEM: 5

The following is the text of a press release issued by the registrant at 8:20 A.M. Central Standard Time on July 17, 2000.





FOR RELEASE: Monday, July 17, 2000

                       SIMMONS FIRST COMPLETES PURCHASE OF
                      EIGHT FIRST FINANCIAL BANKING OFFICES

         Pine Bluff, AR -- Simmons First National Corporation (SFNC) has expanded its coverage of Central and Northwest Arkansas with the purchase of two Conway and six Northwest Arkansas locations of First Financial Banc Corporation, according to J. Thomas May, Simmons First chairman, president and chief executive officer.

         The offices in Conway, Fayetteville, Springdale, Rogers and Siloam Springs have combined deposits of approximately $71 million, and will open Monday, July 17 under the Simmons First banner. Simmons First also acquired assets with an estimated value of $78 million, including selected loans, premises, cash and other assets.

         May said, "We are excited about this opportunity of continued growth and offering the Simmons First philosophy of community banking throughout Arkansas. These locations allow us to fill some geographical voids in our efforts to establish a network of community banks and also to increase our presence where we are already located."

         The two Conway locations are part of Simmons First National Bank in Pine Bluff and the six offices in Northwest Arkansas are part of Simmons First Bank of Northwest Arkansas.

         May also noted, "Simmons First's emphasis on local decision making and outstanding customer service will continue to serve our customers well. The same friendly associates who have served the industries, retail businesses and individuals for so many years in Conway and Northwest Arkansas will remain as part of the Simmons First team."

         SFNC is a $1.8 billion multi-bank holding company, with community banks headquartered in Pine Bluff, Jonesboro, Lake Village, Dumas, Rogers, Russellville, Searcy and El Dorado, Arkansas. The Company's eight banks conduct financial operations from 63 offices in 33 Arkansas communities. The Company's common stock trades on The Nasdaq Stock Market(R) under the symbol "SFNCA."

                                                   # # #



FOR MORE INFORMATION CONTACT:
Lawrence Fikes
Vice President - Marketing Group
1-800-272-2213

                                    SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                           SIMMONS FIRST NATIONAL CORPORATION



Date:  July 17, 2000                     /s/ J. Thomas May
----------------------                    --------------------------------------
                                          J. Thomas May, Chairman, President &
                                          Chief Executive Officer